Weinberg & Baer LLC

115 Sudbrook Lane, Baltimore, MD 21208

Phone (410) 702-5660

Mr. Yair David Guttman

Global Technologies Corp.

Maale Amos 40

Maale Amos, 90966 Israel

Dear Mr. Guttman:

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation in the Registration Statement of Global Technologies Corp. on Form S-1 of our report dated January 19, 2015 relating to the financial statements of the Company as of December 31, 2014 and for the period from inception (July 28, 2014) through December 31, 2014. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

Weinberg & Baer LLC

Baltimore, Maryland

February 17, 2015